Exhibit 99

F S I I n t e r n a t i o n a l 3455 Lyman Boulevard Chaska, Minnesota USA 55318-3052	NEWS

For additional information contact:
Benno Sand-Investor and Financial Media (952) 448-8936 Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI INTERNATIONAL, INC. ANNOUNCES THIRD QUARTER AND FIRST NINE MONTHS FISCAL 22003 FINANCIAL RESULTS

The Company Reports Significant Progress on its Realignment Initiatives

     MINNEAPOLIS (June 24, 2003)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2003 third quarter and first nine months ended May 31, 2003.

     Sales for the fiscal 2003 third quarter were $19.4 million, compared to $28.9 million for the same period of fiscal 2002. The Company’s net loss for the third quarter of fiscal 2003 was $15.6 million or $0.53 per share (diluted), compared to a net loss of $8.9 million or $0.32 per share (diluted) for the third quarter of fiscal 2002.

     Sales for the first nine months of fiscal 2003 were $66.7 million, compared to $113.4 million for the same period of fiscal 2002. The Company’s net loss for the first nine months of fiscal 2003 was $76.7 million or $2.60 per share (diluted), compared to a net loss of $20.2 million or $0.75 per share (diluted) for the same period of fiscal 2002.

     During the third quarter of fiscal 2003, the Company accrued severance costs of $2.3 million. These costs were allocated as follows: $336,000 in cost of goods sold; $1,030,000 in selling, general and administration expenses; and $978,000 in research and development expenses.

Realignment Initiatives

     During the quarter the Company made significant progress on a number of realignment initiatives focused on lowering its breakeven sales level and cash burn rate, which include the following accomplishments:

•	Completed the transition from an affiliated distribution model in Europe and the Asia-Pacific region to a direct model.

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FSI International, Inc.
June 24, 2003
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•	Established the POLARIS® Support Services organization, enabling POLARIS® customers to extend the usage of these products.

•	Reorganized the Company’s operations to focus on Surface Conditioning products and technologies.

     “We expect the progress on these initiatives will contribute toward improved financial performance in the fiscal 2003 fourth quarter,” stated Don Mitchell, FSI’s chairman and chief executive officer.* “Our transition to a single technology focused company with a direct worldwide presence is now substantially complete.”

Balance Sheet

     The Company continues to maintain a strong balance sheet with approximately $133 million in assets, including $34 million in cash, restricted cash, cash equivalents and marketable securities. At the end of the third quarter, the Company had a current ratio of 2.8 to 1.0, no debt and a book value of $3.52 per share.

Non-Cash Charges

     As discussed below, the Company reported significant non-cash charges during the first nine months of fiscal 2003. We believe the disclosure of these non-cash charges will assist investors as they measure the impact these charges had on the Company’s financial performance during this period. The Company’s liquidity and financial strength is easier to establish through a thorough understanding of these non-cash charges.

Microlithography Business Asset Write-Down

     FSI previously announced that it will exit the resist processing market and that it will wind down the Company’s Microlithography business over the next several quarters.* As a result, the Company recorded a non-cash asset write-down charge of $26.0 million or $0.88 per share in the second quarter of fiscal 2003. Approximately $19.0 million of the charge related to an inventory write-down that was recorded in cost of goods sold based on estimated future sales and recoverability given the decision to exit the resist processing market. The remaining $7.0 million was recorded as a write-down of the Microlithography business’s fixed assets to fair value.

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June 24, 2003
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Transition to a Direct Distribution Organization

     On October 9, 2002, the Company entered into a Transition Agreement with Metron Technology (“Metron”) related to the early termination of its Distribution Agreements with Metron for Europe and the Asia-Pacific region, effective March 1, 2003. Under the terms of the Transition Agreement, FSI assumed direct sales, service and applications support and logistics responsibilities for its Surface Conditioning and Microlithography products in Europe and the Asia-Pacific region, while Metron continues to be the representative for FSI products in Israel.

     Early Termination Fee

     Under the terms of the Transition Agreement, the Company agreed to pay Metron an early termination fee of approximately $2.8 million or $0.09 per share using Company-owned Metron common shares. As a result, the Company recorded a non-cash charge of approximately $2.8 million included in operating expenses in the first quarter of fiscal 2003.

     In connection with entering into the Transition Agreement, FSI advanced Metron $3.0 million in cash primarily related to its obligation under the Distribution Agreements to repurchase Metron’s inventory. After completing a review of the inventory relative to FSI’s repurchase obligations, it was determined that FSI’s obligation to repurchase inventory was approximately $2.0 million. As a result, FSI delivered less than the 1.154 million Metron common shares originally contemplated. The actual number of shares returned to Metron was 567,105.

     Impairment Charges

     During the first quarter of 2003, the Company revalued its entire investment in Metron to $2.38 per share and recognized $10.2 million or $0.35 per share in non-cash impairment charges related to its investment in Metron common stock.

Outlook

     Based on the backlog and deferred revenue levels at the end of the third quarter, the Company expects fourth quarter revenues of approximately $24 to $26 million and shipments of approximately $22 to $24 million.* Based upon the anticipated improved gross profit

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June 24, 2003
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margin, lower operating expense run rate and significantly lower equity in losses of affiliates, the Company expects an approximate net loss in the $5 to $6 million range for the fourth quarter.*

     Fiscal fourth quarter capital expenditures are expected to be less than $500,000, with depreciation and amortization expected to be approximately $3.0 million.* If the Company achieves its expectations, it expects to significantly reduce its cash burn rate in the fourth quarter to $2.0 to $3.0 million, as compared to approximately $9 million in each of the prior two quarters.*

Conference Call Details

     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CST over the Internet. The web cast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments® (Fidelity.com) and others. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI

     FSI International Inc., a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals.

     The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment enabling worldwide customers to realize a higher return on their capital investment.

     FSI maintains a Web site at <http://www.fsi-intl.com>.

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FSI International, Inc.
June 24, 2003
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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

     This press release contains certain “forward-looking” statements (*), including, but not limited to, the expected effect of the Company’s realignment initiatives; expected improvement in fourth quarter financial performance including better gross profit margin, a lower operating expense run rate and lower equity in losses of affiliates; expected fourth quarter revenues, shipments, and net losses; and the expected fourth quarter capital expenditures, depreciation and amortization and cash burn rate. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, results of discussions with Microlithography business customers, the length and extent of the current industry downturn; additional order delays or cancellations; savings from the Company’s cost-cutting measures may be less than anticipated; the Company may incur unexpected additional costs as part of its cost cutting measures; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributors; the success of the Company’s direct distribution organization; legal proceedings; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2002 fiscal year and the Company’s quarterly report on Form 10Q for the second quarter of fiscal 2003. The Company assumes no duty to update the information in this press release.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Third Quarter Ended		Nine Months Ended

	May 31,	May 25,	May 31,	May 25,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Sales	$19,445	$28,906	$66,658	$113,423
Cost of goods sold	12,500	21,399	65,312	80,490

Gross margin	6,945	7,507	1,346	32,933
Selling, general and administrative expenses	11,740	8,584	29,112	28,447
Research and development expenses	8,298	8,595	25,310	26,533
Transition Agreement	—	—	2,750	—
Write-down of Microlithography fixed assets	—	—	7,000	—

Operating loss	(13,093)	(9,672)	(62,826)	(22,047)
Interest and other income net	60	350	412	1,080
Impairment of investment in affiliate	—	—	(10,195)	—

Loss before income taxes	(13,033)	(9,322)	(72,609)	(20,967)
Income tax expense (benefit)	25	(559)	75	(559)

Loss before equity in earnings (loss) of affiliates	(13,058)	(8,763)	(72,684)	(20,408)
Equity in earnings (loss) of affiliates	(2,590)	(134)	(4,024)	234

Net loss	$(15,648)	$(8,897)	$(76,708)	$(20,174)

Loss per share (basic and diluted)	$(0.53)	$(0.32)	$(2.60)	$(0.75)
Weighted average common shares
Basic	29,562	27,869	29,519	26,735
Diluted	29,562	27,869	29,519	26,735

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	May 31,	August 31,
	2003	2002

Assets
Current assets:
Cash, restricted cash, cash equivalents and marketable securities	$34,068	$63,868
Receivables, net	24,158	19,428
Inventories	18,342	44,693
Other current assets	5,068	4,731

Total current assets	81,636	132,720
Property, plant and equipment, net	36,423	47,350
Investment in affiliates	7,754	22,723
Intangible assets, net	4,889	6,636
Other assets	2,297	2,341

Total assets	$132,999	$211,770

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	4,634	9,146
Deferred profit*	7,513	4,115
Accrued expenses	16,689	18,877

Total current liabilities	28,836	32,138
Total stockholders’ equity	104,163	179,632

Total liabilities and stockholders’ equity	$132,999	$211,770

* Deferred profit reflects deferred revenue less manufacturing and other related costs.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Nine Months Ended

	May 31,	May 25,
	2003	2002

SALES BY AREA
United States	76%	75%
International	24%	25%
CASH FLOW STATEMENT
Capital expenditures	$3,411	$2,581
Depreciation	$7,338	$8,254
Amortization	$1,747	$2,038
MISCELLANEOUS DATA
Total employees, including contract	527	643
Book value per share	$3.52	$6.55
Shares outstanding	29,562	29,398

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